Amendment No. 1 to Pricing Supplement No. 1598 Registration Statement No. 333-199966 Dated December 24, 2015 Filed pursuant to Rule 424(b)(3)

Structured Investments

Opportunities in U.S. and International Equities

Contingent Income Callable Securities due December 28, 2017

All Payments on the Securities Based on the Worst Performing of the EURO STOXX 50® Index, the S&P 500® Index and the Russell 2000® Index
Principal at Risk Securities

Nothwithstanding anything to the contrary set forth in pricing supplement no. 1598 dated December 21, 2015 (the “pricing supplement”), the contingent quarterly payment is $30.50 (3.05% of the stated principal amount) per security.

CUSIP/ISIN: 48128GGG9 / US48128GGG91

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 9 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the pricing supplement.

Pricing supplement no. 1598:

http://www.sec.gov/Archives/edgar/data/19617/000089109215010813/e67475_424b2.htm

Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf